                                                  5221 CENTRAL AVENUE, SUITE 201
                        GeothermEx, Inc.         RICHMOND, CALIFORNIA 94804-5829

TELEPHONE: (510) 527-9876
FAX: (510) 527-8164
E-MAIL: mw@geothermex.com

                                                                21 December 2004

Ormat Funding Corp.
980 Greg Street
Sparks, Nevada 89431

Ladies and Gentlemen:

GeothermEx, Inc. hereby consents to the inclusion of the "Evaluation of the
Resource Supply for the Mammoth, Ormesa, Steamboat, Brady Hot Springs, and
Desert Peak Geothermal Projects, California and Nevada" (the "Geothermal
Consultant's Report ") dated January 2004 for Ormat Funding Corp. (the
"Company") in the Company's Registration Statement on Form S-4 (the
"Registration Statement"), which will be filed with the United States Securities and Exchange Commission relating to the Company's offer to exchange $190,000,000 of its 8 1/4% Senior Secured Notes due 2020 for $190,000,000 of its 8 1/4%
Senior Secured Notes due 2020, which have been registered under the Securities
Act of 1933, as amended. The Geothermal Consultant's Report is included as an exhibit to the Registration Statement. In addition, GeothermEx, Inc. consents to the inclusion of the summary of the Geothermal Consultant's Report contained in the Registration Statement.

GeothermEx, Inc. hereby consents to all references to it in the Registration
Statement, including the reference to it as experts under the heading "Experts"
in the Registration Statement.

GeothermEx, Inc.'s consent with regard to the foregoing matters is also granted with respect to such matters as they apply in any amendment to the Registration
Statement, including any post-effective amendments thereto.

GeothermEx, Inc.

By:  /s/ Subir K. Sanyal
     -------------------------------
         Subir K. Sanyal, President